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                                                                     EXHIBIT 3.3





                            CERTIFICATE OF AMENDMENT

                    TO RESTATED CERTIFICATE OF INCORPORATION

                           OF NSTOR TECHNOLOGIES, INC.





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                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NSTOR TECHNOLOGIES, INC.

         The Restated Certificate of Incorporation of nStor Technologies, Inc. (the "Corporation") was filed with the Secretary of State of Delaware on July 21, 1987 under the name Communications & Cable Inc. A Certificate of Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 21, 1989; an additional Certificate of Amendment was filed on October 7, 1992; a Certificate of Renewal and Revival of Charter was filed on November 8, 1995; and an additional Certificate of Amendment was filed on November 5, 1996. The Corporation does hereby certify that the within Certificate of Amendment to Restated Certificate of Incorporation was duly adopted and approved by Unanimous Written Consent of the Board of Directors as of April 13, 1998 and adopted and approved by the stockholders on June 8, 1998 in accordance with Section 242 of the Delaware General Corporation Law.

         1. Paragraph 4(a) of Article 4 of the Restated Certificate of Incorporation, as amended, is hereby deleted in its entirety and amended to read as follows:

                  4. (a) The total number of shares which the Corporation is authorized to issue is forty-one million (41,000,000). The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and Common Stock." The number of shares of Preferred Stock authorized to be issued is one million (1,000,000) and the number of shares of Common Stock authorized to be issued is forty million (40,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate par value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $2,000,000.

         2. All other provisions of the Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

         IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of June, 1998.

                                       nSTOR TECHNOLOGIES, INC.


                                       By: /s/ Mark F. Levy
                                          ------------------------------------
                                          Mark F. Levy, President